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ADMINISTRATIVE AGENCY AGREEMENT

THIS AGREEMENT is made as of June 22, 2018 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and Six Circles Trust, a Delaware statutory trust (the “Fund” on behalf of each series, individually or collectively as the context requires, listed on Appendix A to this Agreement (each a “Portfolio” and collectively, the “Portfolios”)) and registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (“the 1940 Act”).

WITNESSETH:

WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund, and the Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Appointment of Administrator. The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2.           Delivery of Documents. The Fund will on a continuing basis provide the Administrator with:

2.1      properly certified or authenticated copies of resolutions of the Fund’s Board of Directors or Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2      a copy of the Fund’s most recent registration statement;

2.3      copies of all agreements between the Fund and its service providers, including without limitation, advisory, sub-advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4      a copy of the Fund’s valuation procedures;

2.5      a copy of the Fund’s Articles of Incorporation/Declaration of Trust and By-laws;

2.6      any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Directors or Trustees) which relate to or affect the Administrator’s performance of its

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duties hereunder or which the Administrator may at any time reasonably request, including the appointment of the Investment Adviser as an authorized party hereunder to provide Instructions (as set forth in Section 5 hereof) and to act hereunder, including entering into this Agreement; and

2.7      copies of any and all amendments or supplements to the foregoing.

3.          Duties as Administrator. Subject to the supervision and direction of the Fund’s Board of Directors or Trustees, the Administrator will perform the administrative services described in Appendix B hereto. Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s and Investment Adviser’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that the Administrator shall not be responsible for the Investment Adviser’s or Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Investment Adviser’s or the Fund’s failure or inability to correct any non-compliance therewith. The Administrator shall notify the Fund and Investment Adviser promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement, shall promptly notify the Fund and the Investment Adviser to the extent it discovers any issues concerning the Fund’s books of account kept by the Administrator. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Administrator shall promptly notify the Fund and the Investment Adviser if it detects a possible non-compliance of any Portfolio with its investment restrictions, policies and limitations. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1 Records. The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will make available to the Fund, its auditors, agents and employees, upon reasonable request and during normal business hours of the Administrator, records maintained by the Administrator pursuant to this Agreement, subject, however, to all reasonable security requirements of

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the Administrator then applicable to the records of customers generally. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities. The Administrator shall preserve the records required to be maintained hereunder for the period required by applicable law, provided that such records shall be maintained for a minimum of seven (7) years.

3.2 Use of Agents. With reasonable prior written notice to the Fund, the Administrator may at any time or times in its discretion appoint (and may at any time remove) any other affiliate, bank, trust fund or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out such provisions of this Agreement as it may from time to time direct. The Administrator shall exercise reasonable care in the selection and monitoring of such Agents. The appointment of an Agent shall not relieve the Administrator of its obligations under this Agreement and the Administrator will be responsible for the actions or omissions of its Agents to the same extent it would be if it were performing the actions or duties itself.

4.           Duties of the Fund. The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement, shall promptly notify the Administrator as to the accrual of liabilities of the Fund, liabilities of the Fund not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees and authorizes the Investment Adviser to notify the Administrator in the event the Investment Adviser or any officer, employee or agent of the Investment Adviser detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund is the “client” or “customer” of the Administrator. The Fund further represents that it (or its duly appointed agent) will perform all obligations required under applicable KYC Requirements with respect to its “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

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5.	Instructions.

5.1     The Administrator shall not be liable for, and shall be indemnified by the Fund out of, and only to the extent of, the assets of the Fund against any and all losses, costs, damages or reasonable expenses arising from or as a result of, any action taken or omitted with respect to the Fund under this Agreement or in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the Authorized Persons of the Fund, except for such losses, costs, damages and expenses resulting from the Administrator’s or its Agents’ willful misconduct, bad faith, fraud or negligence or by reason of reckless disregard of its obligations and duties hereunder. A list of persons so authorized by each of the Fund and the Investment Adviser including authorized representatives of the Subadvisers, (“Authorized Persons”) is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Investment Adviser, a Subadviser, or the Fund.

5.2    Instructions shall include a written request, direction, instruction or certification signed or initialed by the Investment Adviser, Subdvisers or the Fund, as the case may be, by one or more persons as each of the Investment Adviser, a Subadviser or the Board of Directors or Trustees of the Fund shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Fund by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3    Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved. Telephonic or other oral instructions shall not be confirmed in writing.

5.4    With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund’s Instruction to the Administrator to act or to omit to act.

5.5     The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the

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Administrator) pursuant to this Agreement.

6.          Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Fund separately for any reasonable out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7.          Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence and shall act in good faith in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8.          General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D).

8.1    Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events that are beyond its control, including but not limited to:

8.1.1    any Sovereign Event. A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control;

8.1.2    any restrictive provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3     any restrictive provision of any order or judgment of any court of competent jurisdiction.

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8.2        The Administrator agrees that it has in place and shall maintain a commercially reasonable business continuity plan to avoid or minimize any service interruptions and shall take reasonable and prompt steps to minimize any service interruptions.

8.3        The Administrator shall not be liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including any error of judgment or mistake of law, except a damage, loss or expense directly resulting from the Administrator’s willful misconduct, bad faith or negligence in the performance of such Administrator’s obligations and duties or by reason of reckless disregard of its obligations and duties hereunder.

8.4        In no event and under no circumstances shall the Administrator be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses.

9.          Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be subject to clauses 9.1 through 9.3 below. The Administrator’s duty to prepare the net asset value (“NAV”) of the Fund’s assets is contingent upon the Administrator’s receipt of relevant final prices from the sources identified on Appendix D hereto.

9.1     Portfolio Compliance Monitoring. The secondary compliance monitoring of the investments of the Fund and/or each Portfolio with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the Fund are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Fund and/or Portfolio rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data in its possession is inaccurate, incomplete or ambiguous, it being understood that the Administrator shall notify the Fund of any breach that the Administrator has detected. The Fund shall remain fully responsible for ensuring compliance

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of the investments of the Fund and each Portfolio with its investment restrictions and policies and the services provided by the Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Board’s responsibility to the Administrator. In addition, the Fund agrees that the Administrator shall not be liable for the accuracy, completeness or use of any information or data that any compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date.

9.2                     Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) or any direct damages suffered by shareholders in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.4 below.

9.2.1.    The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Fund. If a recalculation of NAV occurs, and the error exceeds  1⁄2 of 1% of the assets of the Portfolio, the Fund will consider in good faith reprocessing shareholder transactions in accordance with industry practice.

9.2.2   The Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Fund and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager or adviser of the Fund and those sources listed on Appendix D), (b) from a source which in the Administrator’s reasonable judgment was as

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reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Administrator. To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

9.2.3.    In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator’s exposure to liability, if any, shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Investment Adviser and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

10.    Indemnification. The Fund (with liability limited only to the assets of the Fund) hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) to the Administrator resulting from the willful misconduct, bad faith, fraud or negligence of the Fund or its agents in the performance of its obligations and duties under this Agreement, not resulting from the willful misconduct, bad faith, fraud or negligence of the Administrator or its Agents in the performance of such obligations and duties or the reckless disregard of its duties hereunder. Notwithstanding any provision to the contrary in this Agreement, the Fund (a) shall not be liable for any indirect loss, punitive or consequential damages arising under or in connection with this Agreement and (b) shall not be required to apply the assets of one Portfolio to satisfy the obligations of any other Portfolio arising under or in connection with this Agreement. The provisions of this Section 10 shall survive the termination of this Agreement.

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11.        Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.

The Administrator may, at its own expense, consult with its counsel or the Fund’s or Investment Adviser’s counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator may, at its own expense, consult with a certified public accountant in any case where so doing appears to the Administrator to be necessary or desirable.

12.        Termination of Agreement.    This Agreement may be terminated by either party in accordance with the provisions of this Section.

12.1    This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless a party terminates this Agreement by written notice effective no sooner than ninety (90) days following the date that notice to such effect shall be delivered to the other parties at their addresses set forth herein. Notwithstanding the foregoing provisions, (a) any party may terminate this Agreement at any time for cause, which is a material breach of the Agreement not cured within sixty (60) days of the breach, in which case termination shall be effective upon written receipt of notice by the non-terminating party or such later date as shall be specified by the terminating party, or upon immediate written notice to the other party in the event that any party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect and (b) the Fund may terminate this Agreement at any time, (i) upon sixty (60) days written notice for any reason or no reason or (ii) any time after the Fund files for dissolution. In the event a termination notice is given by a party hereto (except for a termination due to a material breach by the Administrator), all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund from the assets of the Fund for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed. In addition to the foregoing, this Agreement shall terminate simultaneously with the termination of the relevant custodian agreement entered into by and between the Fund and Brown Brothers Harriman & Co.

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12.2.    Upon termination of the Agreement in accordance with this Section 12, at the Fund’s request, the Administrator shall promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete.

13.        Confidentiality.    The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other under this Agreement regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement (including, without limitation, disclosure to Agents appointed by the Administrator), shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any governmental or regulatory authority or any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

14.        Tape-recording.    The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund and the Investment Adviser further agree to solicit valid written or other consent from any of its employees or Authorized Persons with respect to telephone communications to the extent such consent is required by applicable law.

15.       Business Continuity. The Administrator will maintain a business continuity plan that is reasonably designed for (but does not guarantee) the resumption of the Administrator’s provision of the services hereunder

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within forty-eight (48) hours following any event which prevents the Administrator from providing such services (the “BCP Plan”). The Administrator will conduct a test of significant components of its BCP Plan not less frequently than annually. At the Fund’s request, the Administrator will meet with the Fund on an annual basis to provide details about the BCP Plan and test results and to answer questions about the same. The Administrator shall notify the Investment Adviser and/or the Fund, as soon as practicable by telephone, electronic mail or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event requiring the Administrator to implement any procedures under such plan.

16..        Cybersecurity. The Administrator has established and will maintain a comprehensive information security program which is reasonably designed to protect the Fund’s data from unauthorized access by third parties. The Administrator shall notify the Investment Adviser and/or the Fund, as soon as practicable by telephone, electronic mail or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event that results in a material impact on the Administrator’s ability to provide services to the Fund, or the theft, loss, unauthorized use of or access to any material amount of non-public information of the Fund by a third party.

15.      Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16.    Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17.    Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

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18.   Governing Law, Jurisdiction and Venue.    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN. The parties irrevocably waive any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. FURTHERMORE, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

19.        Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed in care of the Investment Adviser addressed to the Fund at 270 Park Avenue, New York, NY 10017, Attention: Wealth Management Global Products and Solutions (Fund Administration) or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 50 Post Office Square, Boston, MA 02110-1548, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20.        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no shareholder of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21.        Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

22.        Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

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23.      Representations and Authorization. The Fund hereby represents and warrants to the Administrator that it has the authority to execute and deliver this Agreement on behalf of the Fund and to bind the Fund to the terms hereof and that a trustee or an authorized officer or an authorized signatory has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto. The Administrator hereby represents and warrants to the Fund that (i) it will use funds for lawful purposes as directed by Authorized Persons, (ii) it has not violated and will not violate applicable anticorruption laws, including without limitation the FCPA, the UK Bribery Act and the OECD Convention, (iii) it has not directly or indirectly, given or offered (and will not, directly or indirectly, give or offer) anything of value, including, but not limited to, cash, contributions, gifts, or entertainment, to foreign or domestic government officials or to any private commercial person or entity for the purpose of gaining an improper business advantage in violation of any such applicable anticorruption laws and (iv) it has established sufficient internal controls and procedures reasonably designed to ensure compliance with applicable anticorruption laws, including, but not limited to, the FCPA, the UK Bribery Act and the OECD Convention.

24.      Anti-Money Laundering. The Administrator represents to the Fund that it is subject to all applicable anti-money laundering laws and regulations of the United States of America, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and all other applicable laws and regulations relating to the prevention of money laundering and terrorist financing in the jurisdictions in which the Administrator operates (together, “AML Laws”). The Administrator represents to the Fund that it maintains anti-money laundering policies and procedures in compliance with the AML Laws, as described in the Administrator’s Wolfsberg Questionnaire, a copy of which may be provided upon request by the Fund on an annual basis. The Administrator’s policies and procedures (“Procedures”), include internal controls that require the Administrator to develop, maintain, assess and test anti-money laundering compliance systems and controls and report suspicious activity (“Internal Controls”).

24.1      In maintaining the Procedures and Internal Controls upon which the Fund may rely, the Administrator shall:

(i) provide to the Fund or an authorized regulator or governmental agency upon request, assurance letters or other similar relevant documentation as to the Procedures or information which the Fund may reasonably require to satisfy itself of the reliability of the Procedures and Internal Controls; and

(ii) provide to the Fund, an authorized regulator and/or other governmental agency, upon lawful request, records (except for the avoidance of doubt, proprietary work papers) the Administrator possesses

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related to the services the Administrator provides to the Fund.

24. 2     The Fund and the Administrator understand and agree that, notwithstanding the ability of the Fund to delegate certain functions to the Administrator, the Fund shall be ultimately responsible for ensuring that it is compliant with its own anti-money laundering obligations.

25.        Limitation of Liability. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Fund as trustees and not individually, and that all obligations of this Agreement are not binding upon any of the trustees, officers, agents or shareholders of any of the Portfolios or the Fund individually, but binding only upon the assets and property of the Portfolios or the Fund. No Portfolio shall be liable for any claims against any other Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized directors or officers or authorized signatory as of the date first written above.

Each of the undersigned acknowledges that it has received a copy of this Agreement.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Eruch A. Mody

Name:	Eruch A. Mody
Title:	Senior Vice President
Date:

SIX CIRCLES TRUST

By:	/s/ Mary Savino

Name:	Mary Savino
Title:	President
Date:

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APPENDIX A

ADMINISTRATIVE AGENCY AGREEMENT

List of Portfolios

The following is a list of Portfolios for which the Administrator shall serve under this Agreement:

Six Circles Ultra Short Duration Fund

Six Circles Tax Aware Ultra Short Duration Fund

Six Circles U.S. Unconstrained Equity Fund

Six Circles International Unconstrained Equity Fund

SIX CIRCLES TRUST

By: /s/ Mary Savino

Name: Mary Savino
Title: President

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APPENDIX B

ADMINISTRATIVE AGENCY AGREEMENT

Services

SIX CIRCLES FUNDS

Fund Accounting Services

The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:

●	Investment tax lots
●	Income
●	Dividends
●	Principal paydowns
●	Capital activity
●	Expense accruals
●	Cash activity
●	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:

●	Securities holdings
●	Cash including cash transfers, fees assessed and other investment related cash transactions
●	Trade settlements

Securities Pricing. The Administrator shall update each security position of each Portfolio every Business Day as to the following:

●	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund
●	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D
●	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D (including ICE fair value service) or Fair Valuations obtained from an Authorized Person of the Fund

The Administrator will assist the Fund identify significant events that may have a material impact on the valuation including, but are not limited to, corporate actions such as reorganizations, mergers, spin-offs, liquidations, acquisitions, and buyouts.

The Administrator will also provide exception reporting, reporting with respect stale prices, comparative price data, and additional management reporting as mutually agreed upon that assists in the administration and compiling of information with respect to the daily pricing of the Funds.

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Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:

●	Amortization/accretion at the individual tax lot level
●	General ledger entries
●	Book value calculations
●	Trade Date + 1 accounting
●	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

Portfolio Compliance Monitoring Services

As described herein, the Administrator is providing secondary portfolio compliance monitoring services (“Secondary Compliance Monitoring Services”) pursuant to this Agreement. The Fund acknowledges that the Secondary Compliance Services duplicate the compliance program in place for the Fund (i.e., all tests performed as part of Secondary Compliance Monitoring Services are also performed by the Fund or Investment Adviser/Sub-Adviser(s) independently of the Services provided by the Administrator), that the Secondary Compliance Monitoring Services are a double check or backup, and that the Administrator may not provide Secondary Compliance Monitoring Services unless they are duplicative to the compliance testing performed by the Fund or the Investment Adviser/Sub-Adviser(s). Finally, the Fund understands that this is a condition precedent to the Administrator’s ability to provide Secondary Compliance Monitoring Services. Further, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund understands that any printed material generated by the system employed by the Administrator to perform any Secondary Compliance Monitoring Services shall display the CRD brand and logo, as appropriate. The Administrator shall perform the following Secondary Compliance Monitoring Services with respect to the investments of each Portfolio on each Business Day unless otherwise specified:

●

Trade date plus one monitoring of each Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

o	Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)
●

Trade date plus one monitoring of each Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations as described in Exhibit A attached hereto

o	Rule 17g-1 monitoring shall be performed monthly as requested
o	Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly
●	Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator
●

The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

●

Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

●	Provide the Fund’s Board of Trustees/Directors a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

BBH FINAL

●	Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees/Directors as requested by the Fund and agreed to by the Administrator

The Administrator shall perform the following additional compliance monitoring services with respect to each Portfolio one each Business Day:

●	Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a daily portfolio compliance summary report (“Daily Summary Reporting”)

Financial Reporting Services

●	The Administrator shall accumulate information for and prepare
o

Within a 60-day production cycle, one annual and one semi-annual shareholder report for the Fund per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

The Administrator shall provide the following additional services as requested by the Fund (subject to mutually agreed fees):

●	Quarterly calculation and reporting of each Portfolio’s portfolio turnover
●	Preparation of a Monthly and/or Quarterly “Survey” for each survey company identified by the Fund
●

Preparation of the following quarterly reports for the Fund’s Board of Trustees/Directors (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Summary Schedule of Investments and Net Asset Roll Forward

●

Preparation of the following additional quarterly reports for the Fund’s Board of Trustees/Directors (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Statements of Assets and Liabilities, Statements of Operations, Statements of Changes in Net Assets, Financial Highlights, Schedules of Investments, Top Five Industry, Country and Holdings Reports and Sector, Industry and Bond Rating Analyses

Expense Administration Services

The Administrator shall perform the following services as requested by the Fund’s Treasurer:

●	Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis
●	Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate
●	Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time

The Administrator shall perform the following additional services as requested by the Fund’s Treasurer (subject to mutually agreed fees):

●	Prepare Form 1099 reporting for Fund’s independent Trustees/Directors
●

Prepare budgets and expense pro formas for new series, Portfolios or classes and/or with respect to mergers, acquisitions and restructurings, as may be requested and agreed to between the Fund and Administrator

BBH FINAL

Tax Support Services

The Administrator shall provide the following tax support services to the Fund:

●	Prepare fiscal year-end and excise tax distribution calculations
●	Prepare monthly, quarterly and annual income distributions as described in each Fund’s or Portfolio’s prospectus
●	Provide tax analysis of portfolio transactions that support fiscal and excise tax provisions
●	Prepare annual capital gain distribution(s) including spillback amounts as required
●	Prepare tax-related ROCSOP entries for fund accounting purposes
●

Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Fund’s financial statements

●	Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests, for signature by the Fund and/or its auditor
●	Prepare shareholder year-end tax information
●	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting
●	Provide analysis and necessary adjustments based on passive foreign investment companies (“PFICs”) that have been identified by the Fund and communicated to the Administrator
●

Consult with the Fund’s Authorized Persons on their management and/or investment strategy regarding straddles identified by the Fund and communicated to the Administrator and provide necessary adjustments

Corporate Secretary Services

The Administrator shall perform the following secretary services for the Fund:

●	Maintain calendar for Board matters/approvals
●

Prepare quarterly Board and Audit Committee meeting materials, including notices, scripts, agendas, resolutions, memoranda, minutes, and mail to Board of Directors/Trustees and such other persons as instructed by Authorized Persons of the Fund

●	Attend quarterly Board and Audit Committee meetings, take minutes of the meetings, make presentations as required and follow up on matters raised at the meetings
●	In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act

Regulatory Support Services

The Administrator shall perform the following regulatory services for the Fund, as requested by Authorized Persons of the Fund:

●	Maintain calendar for all regulatory matters
●

Support the preparation of one annual update to the Fund’s registration statement and file the same with the SEC (includes coordination of the update with Fund personnel, Fund counsel and independent auditors)

●	Support the preparation of supplements (“Stickers”) to the Fund’s prospectus/SAI registration statement as necessary during the calendar year
●	Prepare and file one monthly report on Form N-PORT
●	Prepare and file one annual report on Form N-CEN
●	Prepare and file one annual Form N-PX filing per calendar year
●	Prepare and file one annual report and one semi-annual report on Form N-CSR

BBH FINAL

●	Prepare and file one annual Rule 24f-2 Notice
●	Assist the Trust in preparing the Trust’s fidelity bond filing with the SEC
●	Review and comment on shareholder reports and coordinate with BBH&Co.’s financial reporting personnel
●

Upon acceptance of each above-mentioned report by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall EDGARize and file such reports as required, including any applicable executed officer certifications or other exhibits

●	Assist in monitoring regulatory proposals and changes that may affect the Fund

The Administrator shall perform the following additional Corporate Secretary Services (subject to mutually agreed fees):

●

Prepare Shareholder meeting materials, including proxy statements, notices, scripts, agendas, resolutions, memoranda, and minutes (and file such materials with the SEC), and deliver to the Board of Trustees and such other persons as instructed by Authorized Persons of the Trust, and attend such meetings

●	Prepare materials for and attend “Special” Board and Audit Committee meetings
●	Maintain licenses for Trustees and other such persons as instructed by Authorized Persons of the Trust for access to Board Vantage, the Administrator’s electronic board book platform
●

Prepare “off cycle” amendments to the Fund’s registration statement, including those for new series, Portfolios or classes, changes in advisory relationships, mergers and restructurings, as may be requested and agreed to between the Fund and Administrator

●	Prepare filings with the National Futures Association (if applicable) in order to address the Fund’s status as a Commodity Pool Operator
●	Assist in the startup of any new Funds, including preparation of board materials and applicable filings with the SEC
●

Assist in the identification and drafting of compliance policies and/or procedures to support the Trust’s operations, including, but not limited to policies and procedures, pursuant to the Investment Company Act of 1940, including, but not limited to Policy and Procedures for Investment Pursuant to Rule 10f-3 Policy and Procedures Relating to Purchases and Sales of Securities Pursuant to Rule 17a-7, Policy and Procedures Relating to the Payment of Brokerage Commissions to Affiliated Persons Pursuant to Section 17(e)(2) and Rule 17e-1.

●

Assist in the preparation and review of the materials for the Trust’s Organizational Meeting of the Board of Trustees, including any meetings of the committees of the Board of Trustees (“Organizational Meeting”), including production of draft agenda, proposed resolutions and supporting memoranda and materials for actions to be taken by the Board.

●	Distribute the materials for the Organizational Meeting via BoardVantage, attend the Organizational Meeting, draft minutes and track follow up items from Organizational Meeting.

BBH FINAL

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Eruch A. Mody

Name: Eruch A. Mody
Title: Senior Vice President
Date:

SIX CIRCLES TRUST

By: /s/ Mary Savino
Name: Mary Savino
Title: President
Date:

BBH FINAL

APPENDIX C

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

Please refer to the Six Circles Trust Authorized signors list

SIX CIRCLES TRUST
By: /s/ Mary Savino

Name: Mary Savino
Title: President
Date:

BBH FINAL

APPENDIX D TO

ADMINISTRATIVE AGENCY AGREEMENT

AUTHORIZED SOURCES

The Investment Adviser and Fund hereby acknowledge that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH

BLOOMBERG

RUSSELL/MELLON

FUND MANAGERS / CLIENT DIRECTED

INTERCONTINENTAL EXCHANGE

REPUTABLE BROKERS

THOMSON REUTERS

SUBCUSTODIAN BANKS

SIX FINANCIAL

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

STAT PRO

MORGAN STANLEY CAPITAL INTERNATIONAL

WALL STREET OFFICE*

PRICING DIRECT (For second source comparison but not for use in the price source hierarchy)

MARKIT

SUPER DERIVATIVES

S&P

DOW JONES

JP MORGAN

SQX (SECURITIES QUOTE EXCHANGE)

BARCLAYS

FITCH SOLUTIONS

MOODYS

FORD EQUITY RESEARCH

FTSE GROUP

INVESTMENT TECHNOLOGY GROUP (ITG)

WM COMPANY

WOLTERS KLUWER FINANCIAL SERVICES

DEPOSITORIES (DTC, EUROCLEAR, ETC)

CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)

OeKB

CITIGROUP INDEX LLC

MORNINGSTAR INC.

* By using Wall Street Office (“WSO”) as an authorized information source, the Investment Adviser and each Fund are each authorizing the Administrator to share confidential information regarding bank loan transactions with WSO. Investment Adviser and each Fund each acknowledge and agree that, while WSO must maintain

BBH FINAL

such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.

SIX CIRCLES TRUST
By: /s/ Mary Savino
Name: Mary Savino
Title: President
Date:

J.P. MORGAN PRIVATE INVESTMENTS INC.

By: /s/ Glenn J. Hill
Name: Glenn J. Hill
Title: Director
Date: